EXHIBIT (2-3)









                            SHARE PURCHASE AGREEMENT




                                     BETWEEN



                  Unilabs Group Limited, British Virgin Islands



                Uniholding Corporation, United States of America



                            Unilabs S.A., Switzerland



                                       AND



                            KK Trust AG, Switzerland



                   Relating to 5% of the Shares of Unilabs SA










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This Share Purchase  Agreement was entered into on February 17, 1997 between the following parties:

1.       Unilabs Group Limited,           Road Town, Pasea Estate, P.O. Box
                                          3149, Tortola, British Virgin Islands

         (hereinafter referred to as "UGL")

                                                              of the first part

2.       UniHolding Corporation,          Delaware with its principal business
                                          address at 96 Spring Street, New
                                          York, N.Y. 10012, United States of
                                          America

(hereinafter referred to as "UHLD")

                                                             of the second part

3.       Unilabs SA,                     53, Avenue Blanc, 1202 Geneva,
                                         Switzerland

(hereinafter referred to as "the Company")

                                                              of the third part


                                       and

4.       KK Trust AG, Switzerland                    Grabenstrasse 32, 6301 Zug,
                                                     Switzerland

(hereinafter referred to as "Purchaser")

                                                             of the fourth part


Introduction

UGL is the majority shareholder of Unilabs SA, a Swiss corporation (the "Company"), currently holding 79% of the Company's issued and outstanding share capital.

UHLD is the sole shareholder of UGL.

The Company intends to do an initial public offering ("IPO") by listing its shares on the Swiss Stock Exchange. For purposes of preparing the IPO, the Purchaser is prepared to buy an equity interest in the Company.




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Based on the foregoing, the Parties agree as follows:

1.       Sale and Purchase of Shares

         UGL agrees to sell to the Purchaser and the Purchaser agrees to buy from UGL 800 bearer shares of the Company with a nominal value of Sfrs. 500.-- each, representing 5% of the total of the issued and outstanding share capital of the Company.

         The 800 shares to be sold to the Purchaser are hereinafter referred to as the "Shares".


2.       Purchase Price

         The purchase price for the Shares shall be Sfrs. [Confidential Portion] per share, representing Sfrs. [Confidential Portion] in the aggregate (the "Purchase Price"). The Purchase Price shall be payable at the Closing (as defined under Section 3.1 below) by wire transfer to the account to be designated by UGL and against delivery of the Shares.

3.       Closing

3.1      Closing

         The sale and purchase of the Shares shall be consummated at the offices of Bar und Karrer, Seefeldstrasse 19, in Zurich, or at such other place as the Parties may agree, no later than 3 days after the conditions precedent set forth in Section 3.2 below have been met (the "Closing Date"). At the Closing the Purchaser shall execute by wire transfer to the account to be designated by UGL the Purchase Price against delivery of the Shares.

3.2      Conditions Precedent

         The sale and purchase of the Shares contemplated herein shall be subject to the following conditions being met on or before February 17th, 1997:

         a) Sale to EIBA: Confirmation by UGL to the Purchaser that Eidgenossische Bank Beteiligungs- und Finanzgesellschaft (hereinafter "EIB") has on January 17, 1997 signed a Share Purchase Agreement pursuant to which EIBA has acquired 5% of the share capital of the Company.

         b) Board Approval: Approval of the purchase of the Shares by the board of directors of the Purchaser.



         c)       Board Approvals: Approval of the purchase of the Shares

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                  by the boards of directors of UGL, the Company and UHLD.

         d)       EIBA Approval:             Approval of EIBA of this Agreement.

4.       Representations and Warranties of Seller and Company

         UGL, the Company and UHLD hereby represent and warrant jointly and severally to the Purchaser, such representations and warranties to be true as of the signing of this Agreement and at Closing, the following:

         a)       Legal Existence:                   The Company and each of its
                  ---------------
                  subsidiaries listed in Exhibit 1 (the "Subsidiaries") is
                                         ---------
                  a corporation duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated, capable of being sued in its own right. The Company has the power to own its property and assets and the authority to carry on its business as currently conducted.

         b) Ownership Structure: The Company has a share capital of Sfrs. 8,000,000.--, divided into 16,000 shares with a nominal value of Sfrs. 500.-- each. No further capital, non-voting stock, convertible securities or similar rights in the Company have been or will by the Closing be created or issued or agreed to be issued. The Shares have been validly issued and fully paid-up.

                  Notwithstanding the foregoing, a restructuring of the Company's share capital is currently contemplated in view of the IPO which will result in (i) a split of the nominal value of the bearer shares from Sfrs. 500.-- to Sfrs 40.-- and (ii) the creation of a new class of registered shares of Sfrs 20.-- nominal value which will represent 30% of the capital and approximately 47% of the voting rights. The registered shares will be reserved to UGL and the Purchaser will receive only bearer shares after the restructuring. This proposal for the Company's new dual capital structure is shown in Exhibit 2.

         c) Ownership. The Seller is the sole legal and beneficial owner of the Shares, free and clear of all liens, encumbrances, options, charges and other claims arising from any privilege, pledge or security arrangement. The Seller has full right and capacity to transfer and sell the Shares.

                  Upon delivery of the Shares, the Purchaser will receive good and valid title to the Shares, free and clear of all liens, encumbrances or other rights of third parties. On the Closing Date, the ownership structure of the Company will be as follows:



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                                                                   % of capital

                           Unilabs Group Ltd.:                            74.0%
                           Unilabs Holding SA, Panama:                    10.0%
                           EIBA:                                           5.0%
                           KK Trust AG:                                    5.0%
                           Banque Cantonale de Geneve.:                    5.0%
                           Third Party                                     1.0%


         d)       Annual Accounts:  The latest  consolidated  annual accounts as per May 31, 1996 of the Company (as delivered to the Purchaser) fairly represent the consolidated financial situation of the Company as per the balance sheet date and have been prepared in compliance with generally accepted accounting principles as applied in the United States (US
                  GAAP).

         e)       Assets:  Except as disclosed in Exhibit 3, the Company
                  ------                          ---------
                  and each of the Subsidiaries owns all real property, personal property and other assets, tangible and intangible, reflected in the latest annual balance sheet of the Company or the relevant subsidiary, free and clear of all liens, charges, security interest and other encumbrances. There are no assets which are used in the conduct of the business of the Company or any of its Subsidiaries which are not reflected in the latest annual balance sheet of the Company or the relevant Subsidiary.

         f) Accounts Receivable: The accounts receivable reflected in the latest annual accounts of the Company and of each Subsidiary are fully collectible within 90 days and, to the extent they are not fully collectible, whether or not within a period of 90 days, the Company or the relevant Subsidiary has created provisions sufficient to cover any shortfall.

         g)       No Undisclosed Liabilities:  Except as disclosed in
                  Exhibit 4, none of the Company and the Subsidiaries have any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise), which are not fully reflected or reserved against in the latest annual accounts of the Company or the relevant Subsidiary.

         h) Books and Records: The Company and each Subsidiary is in possession and has accurately kept all accounts, books, letters, financial and other records as required by applicable law.

         i) Taxes: The Company and each Subsidiary has timely filed all tax returns for income tax, withholding taxes, stamp taxes, sales taxes, social security taxes and all other taxes of every kind whatsoever required by law to be filed and all such tax returns are complete and accurate.

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                  The Company and each  Subsidiary has paid all taxes which have become due and there is no further liability for any taxes and no interests or penalties accrued or accruing with respect thereto which would exceed the provisions created in the last balance sheet of the Company or the relevant Subsidiary specifically for such liabilities, interests or penalties.

         j)       No Material Adverse Change:  Except as disclosed in
                  Exhibit 5, attached hereto, since the last balance sheet date of May 31, 1996, the financial situation (consolidated and non-consolidated) of the Company or its business has not been affected by any material adverse change.

         k) Permits and Authorizations: The Company and each Subsidiary has all the permits and authorizations which are necessary to carry on its business and neither the execution of this Agreement nor the consummation of the transaction contemplated herein will affect the effectiveness of such permits and authorizations.

         l)       Compliance with Applicable Laws:  In conducting its
                  business  as  currently   conducted,   the  Company  and  each
                  Subsidiary is in compliance with all applicable laws, statutes, orders, rules and regulations of any governmental authority. Without limiting the generality of the foregoing, the Company and each Subsidiary is in compliance with all environmental laws, regulations, orders and decrees applicable to it.

         m) Insurance: The insurance policies of the Company and of each Subsidiary adequately cover the risks associated with the business of the Company and the relevant Subsidiary.

         n)       Intellectual Property Rights:  The Company and each
                  Subsidiary owns all the knowhow, patents, trademarks, copyrights and other intellectual property rights, if any, which are necessary for or used in the conduct of its business as it is now being conducted or has adequate license to such rights. None of such patents, trademarks, copyrights or other intellectual property rights violate the rights of any third party.



         o) Information Technology: The Company and each Subsidiary has the rights to the information technology necessary to conduct the business as currently conducted and such rights will continue to be effective at least until December 31, 1998. Exhibit 6 contains a complete list of information technology rights (licenses, source codes, etc.) currently used by the Company and the Subsidiaries.

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         p)       No Litigation:  No litigation, arbitration,
                  administrative proceedings (including tax proceedings) or governmental or regulatory investigations are pending or, to the best of the Company's or Seller's knowledge, threatened against the Company or any Subsidiary and there are no judgments or decisions which could jeopardize the conclusion, performance or enforceability of this Agreement or which could otherwise adversely affect this Agreement.

         q) Group Structure: The group structure shown in Exhibit 1 is complete and accurate; except with respect to Vivagen Diagnostics AG and SQ-Lab Aerztelabor AG, the share capital of each group company is fully paid-in.

         r) Intercompany Dealings: Except as disclosed to the Purchaser in Exhibit 7, all intercompany dealings between companies of the group shown in Exhibit 1 or between group companies and related parties have been made at market conditions (arm's length).

         s)       Full Disclosure:         The information and material provided
                  by the company to the Purchaser is complete and accurate in every material respect and no information has been withheld from the Purchaser which would have affected its decision to enter into this Agreement. Without limiting the generality of the foregoing, there are no oral or written agreements that have not been disclosed to the Purchaser and which could affect the present or future ownership structure of the Company.

5.       Remedies

5.1      Term of Representations and Warranties

         The representations and warranties set forth in Section 4 of this Agreement shall continue to be in effect until February 1st, 2000. Notice of claims may be given by the Purchaser in writing until and including February 1st, 2000.

         The Purchaser is not bound by any examination or notice requirements otherwise applicable under Swiss law, except that upon discovery of a claim notice shall be given by the Purchaser to the Seller as soon as reasonably practicable, subject to the overall limitation provided for in the preceding paragraph.

5.2      Remedies

         In case of a breach of a representation and warranty UGL, the Company and UHLD shall be jointly and severally liable to indemnify the Purchaser against all losses suffered by the Purchaser as a result of any such misrepresentations or breach of warranty or covenant. In case of a breach of

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         representations and warranties,  the losses are calculated based on the difference between the actual net asset value of the Company, on a consolidated basis, and the consolidated net asset value of the Company had the relevant representation and warranty been accurate.

         Recession of this agreement and unwinding of the transaction in accordance with "Article 208 du Code des Obligations" are excluded.

5.3      Limitation

         No claims may be raised by the Purchaser under Section 5 of this Agreement, unless such claims in each single case of breach of warranty exceed Sfrs. 50'000.-- and, in the aggregate, reach an amount of Sfrs. 100'000.--. For the avoidance of doubt, if the claim of the Purchaser exceeds in the aggregate Sfrs. 100'000.--, the Purchaser is entitled to claim the entire amount and not only the amount in excess of Sfrs. 100'000.--.

6.       Sale in and after IPO

         The Purchaser shall have the right to sell any or all of its shares to the public in the event of an IPO as from the first day of trading on the Swiss Exchange. The sale of the shares in an IPO shall take place at the terms and conditions set by all the parties involved in the IPO. Such right shall be subordinated to a preference right granted to EIBA pursuant to a Shareholders Agreement dated January 17, 1997 by and between EIBA, UGL and the Company.

         To enable the Purchaser to exercise its right to sell in an IPO, UGL shall promptly indicate to the Purchaser in writing the terms and conditions at which the IPO is to take place. Within five business days of receipt of such information, the Purchaser shall notify UGL whether or not it wishes to exercise its right at the terms indicated. If so, the Purchaser shall deliver its shares in the Company to the Company, or a party designated by the Company, against payment of the IPO placement price.



7.       Puts and Calls

7.1      Call Option of the Seller

         For the period of January 1, 1998 to December 31, 2001 UGL, or a party designated by UGL, shall have the right to purchase the Company's shares then held by the Purchaser. The exercise price shall be equal to the purchase price paid by the Purchaser pursuant to the Share Purchase Agreement increased by 20% per annum, compounded annually and calculated for the

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         period  between  payment of the  purchase  price by the  Purchaser  and exercise of the call option by UGL.

         If UGL wishes to exercise its call option, it shall notify the Purchaser in writing no later than by 12.00 noon on December 31, 2001. If such date is not a date on which banks are open for business in Zurich, the exercise notice shall reach the Purchaser by 12.00 noon on the last business day of 2001. The sale shall be completed within 10 business days of receipt of the exercise notice by the Purchaser and shall take place by the Purchaser delivering its shares in the Company to UGL or its designee against receipt of the exercise price. Each party shall bear its own costs and expenses incurred in connection with the exercise of the call option.

         Notwithstanding the above, UGL hereby commits not to exercise its call option as long as EIBA's put option against UGL, pursuant to its Shareholders Agreement dated January 17, 1997, has not expired.

7.2      Put Option for the Purchaser

         For the period of February 1st, 2000 until December 31st, 2001, or immediately if UGL breaches Sec. 8.4, the Purchaser shall have the right to sell its shares in the Company to one of the following parties (in that order of priority): first, to UGL, second, if UGL fails to fulfill its purchase obligation under this Sec. 7.2, within twenty days of notification by the Purchaser, to the Company, and third, if the company fails to fulfill its purchase obligation under this Sec. 7.2 within twenty days of notification by the purchaser, to UHLD.

         The exercise price for the put option shall be equal to the purchase price paid by the Purchaser pursuant to the Share Purchase Agreement, increased by 12% per annum compounded annually and calculated for the period between the date of purchase by the Purchaser and the date of exercise of the put option by the Purchaser.

         If the Purchaser wishes to exercise its put option it shall notify the party concerned in writing, indicating that it exercises its put option and the exercise price. The sale shall be completed within 10 business days of receipt of the exercise notice by the party concerned and shall take place by the Purchaser delivering its shares in the Company against receipt of the exercise price. Each party shall bear its own costs and expenses incurred in connection with the exercise of the call option.

7.3      Subordination of Put

         The Purchaser hereby expressly acknowledges that any claim it may have against UGL and/or the Company pursuant to section

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         7.2 above will be  subordinated  to any claim made by EIBA  against UGL and/or the Company in connection with EIBA's put option pursuant to its Shareholders Agreement dated January 17, 1997, so that UGL, or the Company, as the case may be, shall first perform the put option of EIBA before performing the put option of the Purchaser.

         Notwithstanding the foregoing, if EIBA, does not exercise its put option within ten days after having received notice of the Purchaser that the Purchaser exercises its put option, UGL or the Company can perform the put option of the Purchaser.

7.4      Expiration of Puts and Calls

         It is agreed that both the call option of UGL pursuant to Section 7.1 above and the put option of the Purchaser pursuant to Section 7.2 above shall cease to be valid if an IPO of the Company occurs at the first day of trading on the Swiss Exchange, provided that at least 35% of the Company's shares have been placed with the public.

8.       Miscellaneous

8.1      Cost and Expenses

         Each Party shall pay its own legal fees, costs, traveling expenses and other expenses in connection with this transaction.

8.2      Taxes

         Each party shall bear all taxes or other charges which become due by itself in connection with the execution or performance of this Agreement, such as securities transfer tax.

8.3      Access to Information

         The company grants the Purchaser full access to, and provide it with, all information and material regarding the ownership structure and the business of the company and its subsidiaries which the Purchaser may reasonably request. In particular, the Seller shall keep the Purchaser duly informed of the IPO process. This right of information is in addition to the statutory right of information of the Purchaser as a shareholder of the Company. The Purchaser undertakes to keep such information confidential and not to disclose it to any third party unless required to do so by law, a recognized stock exchange or pursuant to an order of a competent governmental authority or court.

8.4      Transfer Restrictions

         For the term of this Agreement, UGL shall not be permitted to sell, assign or otherwise transfer its controlling

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         shareholding  interest in the Company without the prior written consent of the Purchaser. In the event the transfer of UGL's controlling interest in the Company is to be made to another company within the same group of companies, the Purchaser will not unreasonably withhold such consent, provided the transferee agrees to be bound by the terms of this Agreement.

8.5      Representation on Company's Board

         In the event EIBA ceases to be represented on the board of the Company, the Purchaser shall have the right to be represented on the board of directors of the Company. For this purpose, the Purchaser shall nominate a person who shall be elected by the Company's general shareholders' meeting to the Company's board of directors. UGL undertakes to cast its vote at such general shareholders' meeting in support of the election of the person nominated by the Purchaser.

8.6      Notices

         Communications under this Agreement shall be made in writing by letter, telex or telefax and addressed as follows:

         if to the Purchaser:

         K K Trust AG
         Grabenstrasse 32
         6301 Zug

         Tel.:  +41-711 4161
         Fax :  +41-711 4281

         if to UGL, the Company or UHLD:

         Unilabs SA
         Mr. Eric Wavre
         12, place Cornavin
         1 2 01 Geneva
         Tel:  +41-22-909-7777
         Fax:  +41-22-909-7707

8.7      Entire Agreement

         This Agreement embodies the entire agreement between the parties hereto with respect to the transaction contemplated herein and there have been and are no agreements or warranties between the parties other than those set forth or provided for herein. This Agreement may be amended only in writing through an instrument signed by all the parties hereto.

8.8      Confidentiality

         The Parties hereto agree and undertake to keep the terms and contents of this Agreement strictly confidential and not to

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         disclose any related  information  to any third party without a written consent of the other Parties, unless required to do so by law, a recognized stock exchange or pursuant to an order of a competent governmental authority of court. In such an event the Party concerned shall inform the other Parties of such disclosure.

8.9      Governing Law and Jurisdiction

         This Agreement shall be governed by Swiss law. Disputes arising out of or in connection with this Agreement shall be submitted to the jurisdiction of the ordinary courts of Canton of Zug, venue being Zug. The Purchaser reserves the right to take legal action against UGL, the Company or UHLD at their registered offices or at any other competent place of jurisdiction.



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         Place and Date:

         ----------------------                       ------------------------
         UNILABS GROUP LTD.                           K K TRUST AG




         ----------------------
         UNILABS SA




         -----------------------
         UNIHOLDING CORPORATION






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                                List of Exhibits



Exhibit 1:                 Structure of the Unilabs SA group.

Exhibit 2: Proposal for Unilabs SA's new dual capital structure.

Exhibit 3:                 List of assets not owned or not free and clear

Exhibit 4: List of interest bearing debts and contingent liabilities

Exhibit 5:                 Material adverse change

Exhibit 6:                 List of information technology rights

Exhibit 7: List of intercompany transactions and transactions with related parties